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                                                                     EXHIBIT B-5

                                                                       (revised)


                                  INTERCOMPANY
                         INCOME TAX ALLOCATION AGREEMENT


         THIS INTERCOMPANY INCOME TAX ALLOCATION AGREEMENT (this "Agreement") is made as of the ____ day of ____________,____, by and between SCANA Corporation ("SCANA") and each of its wholly owned subsidiaries, namely (i) SCANA Services, Inc., (ii) South Carolina Electric & Gas Company, (iii) South Carolina Pipeline Corporation and its wholly owned subsidiary C&T Pipeline, LLC, (iv) South Carolina Fuel Company, Inc., (v) South Carolina Generating Company, Inc., (vi) SCANA Communications, Inc. and its wholly owned subsidiary SCANA Communications Holdings, Inc. (Holdings being a Delaware corporation), (vii) Public Service Company of North Carolina, Inc. ("PSNC") and its wholly owned subsidiaries Clean Energy Enterprises, Inc., PSNC Blue Ridge Corporation and PSNC Cardinal Pipeline Company, (viii) Primesouth, Inc. and its wholly owned subsidiary Palmark, Inc.,
(ix) SCANA Development Corporation, (x) SCANA Energy Marketing, Inc. and its wholly owned subsidiaries PSNC Production Corporation (which wholly owns SCANA Public Service Co. LLC) and SCANA Energy Trading, LLC, (xi) SCANA Propane Gas, Inc. and its wholly owned subsidiaries USA Cylinder Exchange, Inc. and SCANA Propane Supply, Inc., (xii) SCANA Propane Storage, Inc., (xiii) ServiceCare, Inc., (xiv) SCANA Resources, Inc., and (xv) SCG Pipeline, Inc., each being a South Carolina corporation, except SCANA Communications Holdings, Inc. as above indicated. All of the aforementioned corporations are hereinafter referred to individually as a "Company" and collectively referred to as the "Companies". The term Company shall also include subsidiaries of SCANA who subsequently sign a counterpart to this Agreement to become part of the consolidated group for federal income tax purposes.

                                   WITNESSETH:

         WHEREAS, the Companies file a consolidated federal income tax return in accordance with the provisions of subparagraph (a)(1) of Section 1552 of the Internal Revenue Code of 1986;

         WHEREAS, by order dated ________,____, the Securities and Exchange Commission has authorized the Companies to enter into this agreement and to allocate consolidated federal income tax liability and certain other taxes described below in the manner provided herein; and

         WHEREAS, the Companies desire to allocate such tax liability in accordance with the following procedures;

         NOW THEREFORE, the Companies do agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.1 "Acquisition Indebtedness" means indebtedness incurred by SCANA to finance the mergers contemplated by the Amended and Restated Agreement and Plan of Merger dated as of February 16, 1999, and as amended as of May 10, 1999, by and among PSNC, SCANA, New


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Sub I, Inc. and New Sub II, Inc., pursuant to which PSNC became a wholly-owned subsidiary of SCANA, and any renewals or extensions thereof and any refinancings or refundings thereof.

         1.2 "Associate Companies" shall mean all Companies party hereto other than SCANA.

         1.3 "Consolidated Tax" is the aggregate tax liability for a tax year, being the tax shown on the consolidated return and any adjustments thereto thereafter determined. The consolidated tax will be the refund if the consolidated return shows a negative tax.

         1.4 "Corporate Tax Credit" is a negative separate return tax of a Company for a tax year, equal to the amount by which the consolidated tax is reduced by including a net corporate taxable loss or other net tax benefit of such Company in the consolidated tax return.

         1.5 "Corporate Taxable Income" is the income or loss of a Company for a tax year, computed as though such Company had filed a separate return on the same basis as used in the consolidated return, except that dividend income from the Companies shall be disregarded, and other intercompany transactions eliminated in the consolidated return shall be given appropriate effect. It shall further be adjusted to allow for applicable rights accrued to a Company for the recognition of negative corporate taxable income consistent with the provisions of Article II herein, but carryovers and carrybacks shall not be taken into account as loss Companies are to receive current payment of their Corporate Tax Credits. If a Company is a member of the registered system's consolidated tax group for only part of a tax year, that period will be deemed to be its tax year for all purposes for that year under this Agreement.

         1.6 "Other Return" means any consolidated, combined or unitary return of Other Taxes filed by SCANA or any Company, whether before or after the date hereof, which covers the operations of one or more Companies.

         1.7 "Other Taxes" means any taxes (including interest and penalties) payable by SCANA or any Company to the government of any state, municipal or other political subdivision, including all agencies and instrumentalities of such government.

         1.8 "Separate Return Tax" is the tax on the Corporate Taxable Income of a Company computed as though such Company was not a member of a consolidated group.

                                  ARTICLE II.

                            TAX ALLOCATION PROCEDURES

         2.1 (a) The Consolidated Tax shall be apportioned among the Companies in proportion to the Corporate Taxable Income of each member of the affiliated group. Each Associate Company which incurs a tax loss for the year shall be included in the allocation of Consolidated Tax and shall receive a Corporate Tax Credit, the amount of which shall be currently paid to such Associate Company by SCANA increased by any amounts previously assessed by SCANA and remitted by such Associate Company to SCANA for estimated tax payment purposes attributable to the subject taxable year. Each Company with a positive allocation of the Consolidated Tax shall currently pay the amount so allocated, decreased by any

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amounts previously assessed by SCANA and remitted by such Company to SCANA for estimated tax payment purposes attributable to the subject taxable year.

                  (b) If and to the extent that SCANA has a Corporate Tax Credit, SCANA may receive and retain payment of an amount equal to the portion of SCANA's Corporate Tax Credit attributable to the interest deduction associated with SCANA's Acquisition Indebtedness. The portion of SCANA's Corporate Tax Credit which cannot be allocated and paid to SCANA due to the limitations of this section shall be allocated to the Associate Companies with a positive allocation of the Consolidated Tax in proportion to the Corporate Taxable Income of such Associate Companies.

                  (c) In making the tax allocations provided for in this Agreement, except as provided in Section 2.1(b) above, notwithstanding any of the foregoing, no corporate tax benefits shall be allocated to SCANA and SCANA shall be required to contribute towards the payment of the Consolidated Tax (and any other amounts required to be paid to any Company by SCANA pursuant to
Section 2.1 of this Agreement) an amount equal to the Separate Return Tax attributable to SCANA for such tax year. SCANA will remit, from its separate resources, funds for the payment of tax liabilities owed by SCANA pursuant to this Section 2.1.

         2.2 A U.S. consolidated federal income tax return shall be prepared and filed by SCANA for each taxable year in respect of which this Agreement is in effect and for which the Companies are required or permitted to file a consolidated federal income tax return. SCANA and each of the Associate Companies shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of such returns. SCANA shall pay to the Internal Revenue Service the group's Consolidated Tax liability from the net of the receipts and payments.

         2.3 No Associate Company shall be allocated any income tax greater than the Separate Return Tax of such Associate Company.

         2.4 To the extent that the Consolidated and Corporate Taxable Incomes include material items taxed at rates other than the statutory rate (such as capital gains and preference items), the portion of the Consolidated Tax attributable to these items shall be apportioned directly to the members of the group giving rise to such items.

         2.5 Should the Companies generate a net consolidated tax loss for a tax year that is too large to be used in full for that year, with the result that there are uncompensated Corporate Tax Credit benefits for that year, the carryover of uncompensated benefits related to the carryforward of tax losses applied to reduce Consolidated Taxable Income in future tax years shall be apportioned in accordance with the respective Companies' contributions to such loss. The tax benefits of any resultant carryback shall be allocated proportionally to the Companies that generated corporate tax losses in the year the consolidated net operating tax loss was generated. Any related loss of credits, including investment tax credit reversals, shall be allocated to the Company that utilized the credits in the prior year in the same proportion that the credit lost is to the total credit utilized in the prior year. Investment tax credit reversals allocated to a Company will be added to that Company's available corporate investment tax credit for future allocations. A prior year consolidated net operating tax loss carryforward applied to




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reduce current year Consolidated Taxable Income shall be allocated proportionally to Companies that generated a corporate tax loss in the year the consolidated net operating loss was generated.

         2.6 Adjustments to or revisions of the Consolidated Tax as a result of subsequent events such as amended returns, revenue agents' reports, litigation or negotiated settlements shall be allocated in accordance with the principles established in this Agreement.

                                  ARTICLE III.

                                   OTHER TAXES

         3.1 SCANA will prepare and file (or cause to be prepared and filed) all Other Returns of Other Taxes which are required to be filed with respect to the operations of SCANA and its subsidiaries. In the event any taxing authority requires or permits that a combined, consolidated or unitary return be filed for Other Taxes, which return includes both SCANA and a subsidiary, SCANA may elect to file such return and shall have the right to require any Company to be included in such return. SCANA will advise each of its subsidiaries included in each Other Return and each governmental office in which any Other Return is filed. Other Taxes shall be allocated among the Companies, and adjustments made regarding tax rates, carryforwards and carrybacks and subsequent events, in a manner that is consistent with the method set forth in Article II hereof. Furthermore, amounts due to SCANA or from SCANA, with respect to Other Taxes shall be paid as provided in Article II.

         3.2 Each Company that does not file an Other Return or for which SCANA has not filed an Other Return shall be solely responsible and obligated to pay the tax liability with respect to its required returns from its own funds. Such returns shall be prepared and filed by SCANA on behalf of such Company.

         3.3 If any Company is required to file a combined, consolidated or unitary return for Other Taxes with another Company, but not with SCANA, then SCANA shall have the rights, powers and obligations to file such tax returns and apportion among, and collect and remit from, the applicable Companies such Other Taxes as the rights, powers and obligations given to SCANA under this Agreement with respect to the Consolidated Tax. Such returns shall be prepared and filed by SCANA. If the right to file a combined, consolidated or unitary return for Other Taxes is optional, then SCANA shall decide which of its subsidiaries should, to the extent permitted by law, join in the filing of such return.

         3.4 SCANA and each of the Associate Companies shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of Other Returns. SCANA shall pay to the appropriate taxing body the combined tax liability in respect of Other Taxes from the net of the receipts and payments made by it and the Associate Companies.

         3.5 No Associate Company shall be allocated any Other Tax greater than the amount computed as though such Company was not a member of a group filing such Other Return.



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                                  ARTICLE IV.

                                    AMENDMENT

         This Agreement is subject to revision as a result of changes in income tax law and changes in relevant facts and circumstances, subject to approval of the Securities and Exchange Commission as and to the extent required by the Public Utility Holding Company Act of 1935, as amended.

                                   ARTICLE V.

                                  EFFECTIVENESS

         This Agreement shall apply to the tax period ending December 31, 2002, and, subject to receipt of approval of the Securities and Exchange Commission, all subsequent taxable periods unless and until (a) this Agreement is terminated by the mutual consent of the signatories hereto, or (b) this Agreement is terminated by SCANA (in its sole discretion) as to any one or more Associate Companies at any time that such Associate Company(ies) are no longer members of an affiliated group with SCANA under Section 1504(a) of the Code. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods ending on or prior to termination.

                                  ARTICLE VI.

                            PARTIES TO THIS AGREEMENT

         This Agreement shall be binding upon and inure to the benefit of any successor of the Companies, whether by operation of law or otherwise, to the same extent as if the successor had been an original party to the Agreement. If during a consolidated return period SCANA or any Associate Company acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this Agreement.



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         IN WITNESS WHEREOF, this Agreement has been executed by an officer of each company as of the day and year first above written by the Companies.



ATTEST:                                  SCANA Corporation

ATTEST:                                  SCANA Services, Inc.

ATTEST:                                  South Carolina Electric & Gas Company

ATTEST:                                  South Carolina Pipeline Corporation

ATTEST:                                  South Carolina Fuel Company, Inc.

ATTEST:                                  South Carolina Generating Company, Inc.

ATTEST:                                  SCANA Communications, Inc.

ATTEST:                                  SCANA Communications Holdings, Inc.

ATTEST:                                  Primesouth, Inc.

ATTEST:                                  Palmark, Inc.

ATTEST:                                  SCANA Development Corporation

ATTEST:                                  SCANA Energy Marketing, Inc.

ATTEST:                                  PSNC Production Corporation

ATTEST:                                  SCANA Propane Gas, Inc.

ATTEST:                                  USA Cylinder Exchange, Inc.

ATTEST:                                  SCANA Propane Supply, Inc.

ATTEST:                                  SCANA Propane Storage, Inc.

ATTEST:                                  Service Care, Inc.


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ATTEST:                                  SCANA Resources, Inc.

ATTEST:                                  SCG Pipeline, Inc.

ATTEST:                                  Public Service Company of
                                         North Carolina, Inc.

ATTEST:                                  Clean Energy Enterprises, Inc.

ATTEST:                                  PSNC Blue Ridge Corporation

ATTEST:                                  PSNC Cardinal Pipeline Company